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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

QUINTANA MARITIME LIMITED

(Name of Issuer)

Common Stock

(Title of Class of Securities)

Y71696109

(CUSIP Number)

November 15, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Person Authorized to Receive Notices and Communications:

Mark S. Solomon, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

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CUSIP No. Y71696109			Page 2 of 26

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,188,355

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,188,355

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,188,355

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%*

12.	Type of Reporting Person: HC/OO

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 3 of 26

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,188,355

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,188,355

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,188,355

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%*

12.	Type of Reporting Person: IA/PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 4 of 26

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 52,500

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 52,500

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 52,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%*

12.	Type of Reporting Person: PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 5 of 26

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 319,700

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 319,700

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 319,700

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.4%*

12.	Type of Reporting Person: PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 6 of 26

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 455,700

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 455,700

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 455,700

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.9%*

12.	Type of Reporting Person: CO

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 7 of 26

1.	Name of Reporting Person: HHMI Investments L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 167,055

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 167,055

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 167,055

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.7%*

12.	Type of Reporting Person: PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 8 of 26

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 193,400

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 193,400

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 193,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%*

12.	Type of Reporting Person: IA/OO

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 9 of 26

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 193,400

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 193,400

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 193,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%*

12.	Type of Reporting Person: HC/PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 10 of 26

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 57,900

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 57,900

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 57,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%*

12.	Type of Reporting Person: PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 11 of 26

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 55,700

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 55,700

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 55,700

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%*

12.	Type of Reporting Person: PN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 12 of 26

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 79,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 79,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 79,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.3%*

12.	Type of Reporting Person: CO

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 13 of 26

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,188,355

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,188,355

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,188,355

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%*

12.	Type of Reporting Person: HC/IN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

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CUSIP No. Y71696109			Page 14 of 26

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,188,355

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,188,355

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,188,355

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%*

12.	Type of Reporting Person: HC/IN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

13G
CUSIP No. Y71696109			Page 15 of 26

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 193,400

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 193,400

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 193,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%*

12.	Type of Reporting Person: HC/IN

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

13G
CUSIP No. Y71696109			Page 16 of 26

1.	Name of Reporting Person: Sprugos Investment XIII, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 167,055

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 167,055

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 167,055

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.7%*

12.	Type of Reporting Person: HC/OO

*	Based on 23,554,617 shares issued and outstanding on October 31, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended on September 30, 2005.

Item 1(a) Name of Issuer:
Item 1(b) Address of Issuer’s Principal Executive Offices
Item 2(a) Names of Persons Filing
Item 2(b) Address of Principal Business Offices:
Item 2(c) Citizenship:
Item 2(d) Title of Class of Securities:
Item 2(e) CUSIP Number:
Item 3 Status of Persons Filing:
Item 4 Ownership:
Item 5 Ownership of 5% or Less of a Class:
Item 6 Ownership of More than 5% on Behalf of Another Person:
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:
Item 8 Identification and Classification of Members of the Group:
Item 9 Notice of Dissolution of Group:
Item 10 Certification:
SIGNATURE
EXHIBITS
Joint Filing Agreement

     This Schedule 13G relates to the common stock (“Common Stock”) of Quintana Maritime Limited acquired by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), and (4) HHMI Investments L.P., a Delaware limited partnership (“HHMI”) and (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”). Sprugos Investment XIII LLC, a Delaware limited liability company (“Sprugos”), is the general partner of HHMI. WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International and the investment manager, agent and attorney-in-fact for HHMI. WS Capital is a limited partner of HHMI. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Parallel Petroleum Corp.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Pandoras 13 & Kyprow Street
166 74 Glyfada
Greece

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 111
Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number:

Y71696109

Item 3	Status of Persons Filing:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:
	(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 1,188,355 shares of Common Stock, which includes (i) 994,955 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, and (ii) 193,400 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 193,400 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 994,955 shares of Common Stock, which includes (i) 52,500 shares beneficially owned by WSC, (ii) 319,700 shares of Common Stock beneficially owned by WSCQP, (iii) 455,700 shares beneficially owned by WS International, and (iv) 167,055 shares of Common Stock beneficially owned by HHMI.

WSV and WSVM are the beneficial owners of 193,400 shares of Common Stock, which includes (i) 57,900 shares beneficially owned by WSO, (ii) 55,700 shares beneficially owned by WSOQP, and (iii) 79,800 shares beneficially owned by WSO International.

Sprugos is the beneficial owner of 167,055 shares of Common Stock beneficially owned by HHMI.

HHMI is the beneficial owner of 167,055 shares of Common Stock.

	(b)	Percent of class:

See Item 11 of each cover page.

	(c)	Number of shares as to which each person has:

(i) sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii) shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii) sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv) shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP, WS International and HHMI. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSC Management’s clients.

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSV’s clients.

HHMI is limited partnership organized in Delaware. Sprugos is the general partner of HHMI and, as such, has beneficial ownership of the shares held by HHMI. As noted above, WS Capital and WSC Management exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by HHMI and Sprugos.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: November 23, 2005

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.

By:	WS Capital Management, L.P., its general partner

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.

By:	WS Capital Management, L.P., its general partner

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.

By:	WS Capital Management, L.P., its agent and attorney-in-fact

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.

By:	WS Ventures Management, L.P., its general partner

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.

By:	WS Ventures Management, L.P., its general partner

By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.

By:	WS Ventures Management, L.P., its agent and attorney- in-fact

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

/s/ Reid S. Walker

REID S. WALKER

/s/ G. Stacy Smith

G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

HHMI INVESTMENT, L.P.

By:	Sprugos Investment XIII, LLC, its general partner

By:	WS Capital Management, L.P., its agent and attorney-in- fact

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

SPRUGOS INVESTMENT XIII, LLC

By:	WS Capital Management, L.P., its agent and attorney-in-fact

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated November 23, 2005, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith, Patrick P. Walker, HHMI Investment, L.P. and Sprugos Investments XIII, LLC.